EXHIBIT 99.2

Analysts International Corporation
Prepared Remarks
July 27, 2006 Earnings Conference Call

Operator: Good morning. My name is Jessica and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Analysts International Second Quarter conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

This conference call will contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue,” or similar expressions. Forward-looking statements also include the assumptions underlying any of these statements.

Such forward-looking statements are based upon current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the statements. For more information concerning economic, business, competitive and/or regulatory factors affecting the Company’s business generally, refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for its most recent fiscal year, especially in the Management’s Discussion and Analysis section, its most recent Quarterly Report on Form 10-Q and its Current Reports on Form 8-K.

All forward-looking statements included in this conference call are based on information available to the Company on the date of the earnings conference call. The Company undertakes no obligation (and expressly disclaims any such obligation) to update forward-looking statements made in this transcript to reflect events or circumstances after the date of this conference call or to update reasons why actual results would differ from those anticipated in such forward-looking statements.

In addition, in this call, management will review financial measures such as EBITDA that do not conform to Generally Accepted Accounting Principles. For a reconciliation of these measures and the Generally Accepted Accounting Principles, participants are directed to the company’s press release which is posted on its website at www.analysts.com.

Thank you. I will now turn the conference over to Jeff Baker, President and CEO of Analysts International. Please go ahead, sir.

Jeff Baker: Good morning and welcome to the Analysts International Conference Call. Joining me this morning is Dave Steichen our Chief Financial Officer.

Today, we are pleased to announce our third consecutive quarter of revenue growth and are pleased to see the business run near breakeven through the second quarter. As we discussed on the last conference call, we experienced a number of wins in the first quarter that required up front investment and would cause us to run at or near breakeven. In fact, that was the case. We also continued that win streak during the second quarter and we were awarded a major managed services contract that will result in a significant near-term increase in our revenue.

Today, we reported revenue of $87.9 million up slightly over the first quarter and an 11% increase over the comparable quarter last year. And, as we will discuss later in the call we expect that number to increase again by the time we move into the fourth quarter.

In terms of profitability, we continue to make investments where we were showing success and while it continues to dampen our short term results, we believe it will deliver much greater long term benefits to our business.

Today, we will also provide guidance for what we see for the remainder of the year.

I’ll talk more about each of these later, but now I want to turn it over to Dave Steichen to discuss our second quarter performance, Dave.

David Steichen: Thank you, Jeff.

As Jeff mentioned, today we are pleased to announce our third consecutive quarter of revenue growth. Total revenue for the second quarter was $87.9 million, up 11.1% from the comparable period one year ago and 1.2% from the first quarter of 2006. This represents our highest revenue quarter in over three years.

From a profitability standpoint our second quarter resulted in a net loss of $(258,000) or (1) penny per share. This compares to a net income of 1 penny per share reported in the first quarter. As Jeff mentioned, recent client opportunities require us to invest sales and recruiting dollars. We believe making these investments today will allow us to capitalize on these opportunities and to build profitability for future periods.

Second quarter direct revenue, which excludes product and subsupplier revenue was $65.4 million, consistent with the first quarter and slightly less than the comparable quarter last year.

Product revenue during the second quarter was $8.4 million, compared to $7.3 million in the first quarter and up from $5.3 million in the comparable quarter one year ago. This represents our second highest quarter of product revenue ever, a reflection of the success we are experiencing in our IP communications practice.

Second quarter subsupplier revenue of $14.1 million was unchanged from the first quarter of 2006 and up $6.6 million from the comparable quarter last year. This increase over the 2005 period is the result of increased subsupplier activity in our national accounts.

During the second quarter we managed a slight increase in our average bill rates. While we are encouraged by our ability to slightly increase our average bill rates, we are seeing increased competition for the resources we provide, which makes improving our average gross margins very difficult.

The gross margin on our direct business offerings, excluding product sales, was 20.0% for the second quarter, compared to 21.0% in the first quarter of 2006 and 21.7% in the comparable quarter last year. This decline reflects our increased revenue with large national accounts where margins are generally lower, escalation of the discounts being paid under the IBM account, and lower than desired utilization in certain solutions practices as we have expanded those practices to prepare for the growth we are now experiencing.

At the end of the second quarter total company headcount was about 3060. Billable technical headcount increased slightly during the second quarter, with billable technical headcount at quarter end representing 86% of our total staff, consistent with prior quarters.

Our second quarter SG&A expense amounted to $14.8 million or 16.9% of revenue. This was an increase of $329,000 from the first quarter, and a decrease of $1.1 million from the comparable quarter one year ago. As discussed in our last call, some of the temporary cost controls put in place in the fourth quarter of 2005 were relaxed to support our growth during the first half of 2006. In addition, as I mentioned, during the first and second quarters, we have been making calculated investments where we believe they will result in sustained revenue growth. These investments continue today, and we believe they will result in sustained revenue growth for the remainder of 2006. During the second quarter, we recorded a credit of $248,000 to adjust previously recorded merger and severance related accruals.

For the quarter, we reported adjusted EBITDA of $535,000. This compares to adjusted EBITDA of $1.3 million reported last quarter.

During the second quarter, we recorded $8,000 of income tax expense related to subsidiaries where profitability was achieved and state taxes were due. We recorded no income tax benefit associated with our losses, as we maintain large reserves against our deferred tax assets. As we experience losses we add to these reserves to negate any tax benefit which would otherwise be recorded.

As indicated, the second quarter produced a net loss of $(258,000) or (1) penny per share compared with net income of $254,000 posted in the first quarter and up from a net loss of $(2.4) million posted for the comparable quarter last year.

Receivables of $70.2 million at the end of the second quarter were consistent with $70.3 million reported at the end of the first quarter. Days sales outstanding of 71 days compares to 72 days at the end of the first quarter, and 65 days in the comparable period last year. DSO’s are expected to remain in the high 60’s to low 70’s throughout 2006, as a result of significant customers asking for and receiving longer payment terms. Working capital of $28.1 million was up from $27.2 million at the end of the first quarter.

We finished the quarter with $5.5 million of debt on our balance sheet. This compares to $10.5 million at the end of the first quarter, and is consistent with the debt balance recorded at the end of 2005.

Our credit facility had total availability of $40 million at the end of the quarter against which only $5.5 million was drawn. The level of available borrowings under this facility continues to remain high as our receivables collateral base has increased. This line of credit is available for our use as continued growth and other business opportunities call for working capital and other investments. We believe our unused credit facility can support the operating needs of our company.

Having just completed our third consecutive quarter of revenue growth, we are optimistic in our outlook for continued growth. However, some of the recent client wins, including the large managed services client win, are not expected to add significantly to revenue until the fourth quarter. While we foresee modest revenue growth in the third quarter, with revenue between $88 and $90 million, by the end of the year we expect to be producing revenue approaching $95 million per quarter, placing us at an annual revenue run rate of nearly $380 million.

While we invest in supporting this growth over the next two quarters, we are expecting profitability of breakeven, or slightly below for the remainder of the year. By making these investments, we believe we will position the company for sustainable profitability in 2007.

With that I’ll turn the call back over to Jeff.

Jeff Baker: Thanks, Dave. I want to touch briefly on our operations and add some concluding remarks.

First, on the solutions side. I think on the last call, I expressed some frustration with respect to profitability of our solutions business - largely due to lower than expected utilization resulting from delayed projects, etc. We experienced pretty much the same throughout the second quarter but as we moved into the third quarter, many of those projects were started and we now see utilization running at much more attractive rates. The biggest piece relates to our IP Communications practice and more specifically, our Call Center services. We had been waiting on three very significant projects to begin after a series of client-related delays. All of those projects are now kicked off and we are actively hiring to meet our backlog. Given our current backlog and our current resource levels, we look to run at near capacity until around end of November.

We continue to invest in the practice through training and marketing and have expanded into new geographies.

Our Lawson practice is doing very well and we expect even greater demand in the late-3rd/early 4th quarter as upgrades begin. April is typically our worst month for the Lawson practice because of their annual user conference and this year was no exception. However, in light of the changes Lawson has made with respect to its technical partners, Analysts International continues to do very well and we’ve recently seen some of our biggest weeks since the pre-Y2K era.

IT managed services also continues to do well with consistent revenue and good profitability. We were selected by a major charter school company to host their IT infrastructure. This includes all their applications and a 24/7 call center to support their 1000 employees. Our biggest challenge at the moment is managing our way through some capacity issues - in some cases terminating existing clients where we provide shared space and replacing it with much more profitable IT managed services.

Our storage and Government solutions practices continue to perform as expected. Both groups had significant services wins in the quarter.

Hardware revenues were also up, and that’s generally a good indicator for us that services opportunities will be increasing.

With respect to staffing, we announced a few big wins on our last call and I am pleased to report that we are up and running in each of those new accounts and have consultants placed and billing. Still, it will take a while to reach the scale that covers our fixed costs in these accounts.

As I mentioned earlier, we executed a major contract to provide managed services. This contract is a new account where the annual contractor spend is estimated at $20 million. This is a new account for us and we currently provide no staffing services to this company. Under the terms of the agreement we will be allowed to provide staffing services on a level playing field with other approved vendors.

On balance, we’re optimistic on the outlook for the remainder of the year and 2007. We have been more successful than expected in landing large new accounts as well as sizable managed services contracts. Both require upfront investments, which we have been making. As Dave mentioned the managed services contract will have a significant impact on our fourth quarter revenue. And while it is profitable business, the real bottom line opportunity comes in our ability to provide staffing services.

We believe that if all goes to plan, we will end the year with a business producing an annual run rate approaching $380 million. This is a substantial improvement from where we came into the year. More importantly, we believe we have invested in areas and secured accounts that will lead to continued growth and meaningful profitability.

And, as always, we continue to have dialogue with others in the industry around the need for consolidation, but again we do so with measured pace given our stock price and near-term opportunities that we believe should significantly enhance the underlying value of the company.

Now, we will open it up for questions.